Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRMOUNT SANTROL ANNOUNCES PRELIMINARY THIRD-QUARTER 2016 RESULTS

Company intends to release full quarterly financial results on November 3, 2016

•	Total volumes approximated 2.4M tons, a more than 20% increase over second quarter 2016

•	EPS loss of $(0.11) to $(0.13), which has not been adjusted for $10M, or $0.04 per diluted share, of railcar restructuring fees

•	Adjusted EBITDA loss of $5M to $7M, which has not been adjusted for $10M of railcar restructuring fees

•	Completed a comprehensive railcar restructuring for the above $10M in fees, which decreases cash operating costs by approximately $15M through the end of 2017, cancels approximately $50M of rail car purchase commitments and defers approximately $135M of railcar purchase commitments

CHESTERLAND, Ohio – October 19, 2016 – Fairmount Santrol (NYSE:FMSA), a leading provider of high-performance sand and sand-based products, today announced preliminary financial results for the third quarter ended September 30, 2016.

The unaudited preliminary financial results for the third quarter of 2016 represent the most current information available to management. The Company’s actual results may differ materially from these preliminary financial results due to the completion of the Company’s financial closing procedures, final adjustments and other developments that may arise between the date of this release and when results for the third quarter are finalized. The preliminary financial information included in this release is subject to risks and uncertainties.

Preliminary Third-Quarter 2016 Estimates

Third-quarter 2016 revenues are expected to be between $133 million and $135 million, compared with $114.2 million for the second quarter of 2016 and $171.0 million for the third quarter of 2015. Overall volumes sold are expected to be approximately 2.4 million tons for the third quarter, compared with 2.0 million tons in second-quarter 2016 and 2.0 million tons for the third quarter of 2015. The expected volume increase, as compared with the Company’s second-quarter 2016 results, is due to higher demand for both raw frac sand and coated proppants. The Company’s Industrial and Recreational segment is expected to continue to show steady results for the third quarter.

The Company expects a third-quarter 2016 net loss of between $21 million and $23 million, or $(0.11) to $(0.13) per diluted share. The Company’s estimated net loss range includes estimated stock compensation expense of $2 million ($0.01 per diluted share) and fees for the completion of railcar restructuring during the third quarter that will approximate $10 million ($0.04 per diluted share). This compares with a net loss of $87.9 million, or $(0.54) per diluted share, in the second quarter of 2016. Net loss for third-quarter 2015 was $46.2 million, or $(0.29) per diluted share.

For the third quarter of 2016, the Company expects an Adjusted EBITDA loss in the range of $5 million to $7 million. The Adjusted EBITDA loss estimate excludes the expected impact of non-cash stock compensation expense, which is anticipated to be approximately $2 million. The Adjusted EBITDA estimate does not add back the approximate $10 million in fees recorded for the completion of railcar restructuring during the third quarter. Adjusted EBITDA loss in the second quarter of 2016 was $21.8 million, which excluded stock compensation expense and asset impairment charges totaling $94.5 million. Third-quarter 2015 Adjusted EBITDA was $21.8 million, which excluded stock compensation expenses, asset impairments, restructuring and other non-cash charges totaling $8.6 million.

The Company expects cash and cash equivalents, as of September 30, 2016, to be in excess of $210 million. The Company also has approximately $17 million available on its revolving credit facility. Following the end of the third quarter, the Company repurchased $3.0 million in B-1 extended term debt due in 2019 at a discount using existing cash.

During the third quarter of 2016, the Company reopened its facility in Menomonie, Wisconsin. The mine is expected to add 750,000 tons of annual sand capacity. This additional capacity should enable the Company to more effectively service a specific I&R customer base and allows the Company’s optimally located, low-cost Wedron, Illinois facility to dedicate more of its finer-grade raw sand products to proppant customers.

Also during the third quarter of 2016, the Company renegotiated certain railcar leases and purchase contracts, including the reduction of certain lease rates, the extension of certain expiration dates, and the cancellation and/or deferral into 2020 and 2021 of railcars that were previously scheduled for delivery in 2017 and 2018. While the approximately $10 million in fees associated with these completed contract renegotiations will impact the Company’s third-quarter 2016 results, the restructuring of these leases and purchase contracts serves to decrease cash operating costs by approximately $15 million through December 31, 2017, cancels approximately $50 million, and defers approximately $135 million, of railcar purchase commitments. In addition to these railcar savings, the Company continues to expect an approximate $15 million of annualized savings from ongoing cost reduction initiatives, for which no additional fees are expected to be incurred.

Jenniffer Deckard, President and Chief Executive Officer, said, “While oil and gas market conditions remain volatile, we are encouraged by the proppant volume growth during the third quarter and by the institution of needed price increases at the end of the quarter. In addition, working closely with our valued partners, we successfully renegotiated certain railcar leases and purchase contracts providing us with additional flexibility as we work to better position the Company for both near-term and future success.”

Earnings Release and Conference Call Details

Fairmount Santrol (NYSE:FMSA) also announced today that it intends to release its third-quarter 2016 earnings before the New York Stock Exchange opens on Thursday November 3, 2016. The Company will hold a conference call for investors on November 3, 2016, at 10 a.m. Eastern Time. The call will be hosted by Jenniffer D. Deckard, President and Chief Executive Officer, and Michael F. Biehl, Executive Vice President and Chief Financial Officer.

Investors are invited to listen to a live audio webcast of the conference call by visiting the Investor Relations section of the Company’s website, FairmountSantrol.com. The webcast will be archived on the website following the call. The call can also be accessed live by dialing (866) 393-4306 or, for international callers, (734) 385-2616. The passcode for the call is 96234819. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or (404) 537-3406. The passcode for the replay is 96234819. The replay of the call will be available through November 10, 2016.

Definition and Use of Certain GAAP and Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense, income tax expense, depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA before non-cash stock-based compensation, impairment of assets, and certain other non-cash income or expenses. The Company believes EBITDA and adjusted EBITDA are useful because they allow management to more effectively evaluate our operational performance and compare the results of our operations from period to period without regard to our financing methods or capital structure.

About Fairmount Santrol

Fairmount Santrol is a leading provider of high-performance sand and sand-based products used by oil and gas exploration and production companies to enhance the productivity of their wells. The Company also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its global logistics capabilities include a wide-ranging network of distribution terminals and railcars that allow the Company to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to all three pillars of sustainable development, People, Planet and Prosperity. Correspondingly, the Company’s motto and action orientation is: “Do Good. Do Well.” For more information, visit FairmountSantrol.com.

Forward-Looking Statements

Investors are cautioned that all measures of third-quarter 2016 earnings are preliminary and reflect the Company’s expectations as of the date of this release. This preliminary financial information includes calculations or figures that have been prepared internally by management and have not been reviewed or audited by our independent registered public accounting firm. There can be no assurance that the Company’s actual results for the periods presented herein will not differ from the preliminary financial data presented herein and such changes could be material. This preliminary financial data should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for any future periods. Actual reported third-quarter 2016 results may vary from these expectations. The forward-looking statements contained in this release are based on current expectations and projections about future events, including the assumptions stated in this release, and there can be no assurance that they will be achieved or occur, in whole or in part, in the timeframes anticipated by the Company or at all. The Company assumes no obligation and does not intend to update these forward-looking statements.

These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the preliminary anticipated results described in this press release, including: the outcome of the financial closing procedures for the quarter-end financial results; changes in prevailing economic conditions, including continuing pressure on and fluctuations in demand for, and pricing of, our products; our rights and ability to mine our property and our renewal or receipt of the required permits and approvals from government authorities and other third parties; our ability to implement cost saving and/or capacity expansion plans within our time and budgetary parameters; the outcome of railcar negotiations; possible adverse effects of being leveraged, including interest rate, event of default or refinancing risks, as well as potentially limiting the Company’s ability to invest in certain market opportunities; changing legislative and regulatory initiatives relating to our business, including environmental, mining, health and safety, licensing, reclamation and other regulation relating to hydraulic fracturing (and changes in their enforcement and interpretation); silica-related health issues and corresponding litigation; seasonal and severe weather conditions; and other operating risks that are beyond our control. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Fairmount Santrol Holdings Inc.’s filings with the Securities and Exchange Commission (“SEC”). The risk factors and other factors noted in our filings with the SEC could cause our actual results to differ materially from those contained in any forward-looking statement.

Fairmount Santrol

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended September 30, 2016		Three Months Ended June 30, 2016	Three Months Ended September 30, 2015
	High	Low
	(in millions)
Reconciliation of Adjusted EBITDA

Net income (loss) attributable to Fairmount Santrol Holdings Inc.	$(21.0)	$(23.0)	$(87.9)	$(46.2)
Interest expense, net	16.0	16.0	16.6	16.0
Provision (benefit) for income taxes	(20.0)	(20.0)	(63.0)	28.1
Depreciation, depletion, and amortization expense	18.0	18.0	18.0	15.3

EBITDA	(7.0)	(9.0)	(116.3)	13.2

Non-cash stock compensation expense(1)	2.0	2.0	3.9	2.7
Asset Impairments(2)			90.6	2.3
Loss on disposal of assets(3)	—	—		0.6
Restructuring charges(4)	—	—		2.1
Write-off of deferred financing costs(5)	—	—		0.9

Adjusted EBITDA	$(5.0)	$(7.0)	$(21.8)	$21.8

(1)	Represents the non-cash expense for stock-based awards issued to our employees and our outside directors.
(2)	Charges associated with the impairment of mineral reserves and other long-lived assets.
(3)	Includes losses related to the sale and disposal of certain assets in property, plant, and equipment.
(4)	In the three months ended September 30, 2015, the Company recorded $2.1 million of restructuring charges tied to plant closures including severence payments. In the three months ended June 30, 2016, the Company incurred cash charges of approximately $3 million for restructuring but is no longer reflecting these cash charges as an adjustment to EBITDA.
(5)	Represents the write-off of deferred financing fees in relation to the amendment of our Revolving Credit Facility.

Investor contact:

Sharon Van Zeeland

440-279-0204

Sharon.VanZeeland@fairmountsantrol.com

Media contact:

Kristin Lewis

440-279-0245

Kristin.Lewis@fairmountsantrol.com

Source: Fairmount Santrol

4